Exhibit 10(t)

SECOND AMENDED AND RESTATED

PACCAR Inc

RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

Amended Deferred Restricted Stock Unit Grant Agreement

This Deferred Restricted Stock Unit Grant Agreement (the “Agreement”) is entered into as of the      of January, 20     (the “Grant Date”) between PACCAR Inc (the “Company”) and                      (the “Grantee”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Second Amended and Restated PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the “Plan”).

The Plan provides for the Company’s Non-Employee Directors to elect to receive a credit to the deferred Stock Unit Account in lieu of a grant of Restricted Stock. Accordingly, the Company and the Grantee hereby agree as follows:

1.	Grant. The Company hereby credits to the Grantee’s Stock Unit Account stock units (the “Grant”). The Grant represents the number of shares of Restricted Stock that the Non-Employee Director would have been granted pursuant to Section 4 of the Plan absent the Non-Employee’s election pursuant to the Plan to receive this Grant. The Grant constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to a distribution of vested shares of PACCAR Common Stock.

2.	Vesting of Stock Units. The stock units subject to the Grant shall have the same restrictions and vesting provisions otherwise applicable to the grant of Restricted Stock in lieu of which the Grant is made. The Grant shall not be vested until the earlier of: (a) the third anniversary of the Grant Date or (b) Termination of service as a director by reason of Retirement, disability or death in accordance with Section 10 of the Plan; or (c) a change of control of the Company as provided in Section 11 of the Plan.

3.	No Stockholder Rights. The Grantee has none of the rights and privileges of a stockholder with respect to the Grant and has no right to vote or to receive dividends (but may be eligible to receive dividend equivalents as described in Section 4 hereof). A holder of stock units shall have no rights other than those of a general creditor of the Company.

4.	Dividend Equivalents. In the event dividends are paid with respect to the Company’s Common Stock, the Grantee’s Stock Unit Account will be credited with dividend equivalents in stock units as if such dividends had been invested in additional shares of Common Stock at the Fair Market Value on the date such dividend is payable.

5.	Terms and Conditions of Distribution.

(a) Vested stock units subject to the Grant shall be distributed in accordance with the Grantee’s permitted elections under the Plan and otherwise in accordance with the terms of the Plan.

(b) The Company is not required to issue or deliver any Common Stock certificates before completing the steps necessary to comply with applicable federal and state securities laws (including any registration requirements and regulations governing short swing trading of securities) and applicable stock exchange rules and practices. The Company will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

(c) If the Grantee dies before the Company has distributed any Common Stock, the Company will distribute Common Stock certificates to the beneficiary or beneficiaries the Grantee designated, in the proportions the Grantee specified. To be effective, a beneficiary designation must be made in writing and filed with the Company. If the Grantee failed to designate a beneficiary or beneficiaries, the Company will distribute Common Stock certificates to the Grantee’s surviving spouse or, if there is none, to his estate.

(d) Grantee agrees to make arrangements satisfactory to the Company for the satisfaction of any applicable tax obligations that may arise in connection with the stock units which, at the sole discretion of the Committee, may include having the Company withhold shares of Common Stock from the settlement of the stock units. The Company shall not be required to issue Common Stock pursuant to this Agreement unless and until such obligations are satisfied.

6.	Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement will be construed to confer any legal right of the Grantee to remain in the service of the Company.

7.	Non-transferability. Stock units subject to the Grant shall not be assigned, attached, or otherwise subject to any creditor’s process or transferred by the Grantee otherwise than by will or the laws of descent and distribution, or pursuant to a trust created for the benefit of the Non-Employee Director or his family or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, Title I of ERISA or the rules thereunder. The restrictions set forth in the Plan and this Agreement shall apply to the stock units in the hands of a trustee or the Grantee’s former spouse.

8.	Administration. The Committee administers the Plan and this Agreement. The Committee shall have sole discretion to interpret the Plan and this Agreement, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the Plan and this Agreement. The Grantee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued shareholder approval of the Plan, and to any guidelines the Company adopts from time to time. The Grantee hereby acknowledges receipt of a copy of the Plan.

9.	Sole Agreement. The Grant is in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if the provisions of the Plan were set forth fully herein. In the event that the terms of this Grant conflict with the terms of the Plan, the Plan shall control. This Agreement is the entire Agreement between the parties to it, and any and all prior oral and written representations are merged into and superseded by this Agreement. This Agreement may be amended only by written agreement between the Grantee and the Company.

10.	No Limitation on Rights of the Company. The Grant of stock units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

11.	Share Adjustments. If there are any changes in the number or value of shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or other events as stated in Section 8 of the Plan, then proportionate adjustments shall be made to the number of stock units credited to Grantee’s Stock Unit Account and any dividend equivalents subject to this Grant in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of a fractional share of Common Stock under the Plan.

12.	Notice. Any notice or other communication required or permitted under the Plan or this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to PACCAR Inc, Attention: Company Secretary. Notice to the Grantee should be sent to his business address.

13.	Data Privacy. By entering into this Agreement, Grantee: (a) agrees to disclose certain personal data requested by the Company to administer the Plan and expressly consents to the Company’s processing such data for purposes of the implementation or administration of the Plan and this Agreement; (b) waives any data privacy rights Grantee may have with respect to such data; and (c) authorizes the Company and any of its authorized agents to store and transmit such information in electronic form.

14.	Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or other event.

15.	Section 409A of the Internal Revenue Code. In the event any amendments to this Agreement or the Plan are reasonably necessary or advisable in order to comply with Section 409A of the Internal Revenue Code the parties hereby agree to such amendments.

16.	Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Washington as such laws are applied to contracts entered into and performed in such State.

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Agreement as of the day and year first above written.

NON-EMPLOYEE DIRECTOR	PACCAR INC

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